Exhibit 99.1

              AFP Imaging Announces Sale of Common Stock

    ELMSFORD, N.Y.--(BUSINESS WIRE)--May 3, 2006--AFP Imaging Corporation (OTCBB:AFPC) today announced that on May 2, 2006, it had closed on the sale of 2,777,777 shares of its common stock in a private placement to selected institutional and other accredited investors. The offering was priced at $1.80 per share. In conjunction with the private placement, the Company has granted the investors certain registration rights with respect to the resale of the shares acquired. Gabelli and Company, Inc., the institutional brokerage affiliate of GAMCO Investors, Inc. (NYSE:GBL), acted as the sole placement agent.
    Proceeds from the private placement are anticipated to be used for general corporate purposes including working capital, new product development and, possibly, for strategic acquisitions in the medical, dental and/or veterinary imaging equipment markets.
    David Vozick, Chairman said, "We are very pleased with the relationship we have developed with Gabelli and Company. The new equity investment will be utilized to fund the growth in our digital imaging product lines. AFP continues to invest in new technologies to support the clinical transition from analog to digital imaging, and to maintain its competitive advantage in the rapidly expanding human and veterinary dental imaging markets."

    AFP Imaging, based in Elmsford, NY, is involved in the development and manufacture of digital radiography and other imaging equipment. Through its global distribution network, the Company has branded products in over 100,000 dental, veterinary, and medical facilities. AFP recently announced several new product initiatives including the Digi-Vet Equine system and an OEM agreement with Henry Schein's Easy Dental subsidiary for the sale of its intra-oral digital x-ray sensor.

    AFP Imaging is a diagnostic imaging supplier whose products are distributed worldwide with clinical applications for dental, veterinary and medical professionals. In addition, industrial (NDT) professionals also use AFP's equipment. The Company's product line and imaging technologies are providing the gateway for future internal growth and includes intra oral x-ray units, digital x-ray sensors, panoramic systems, film processors and chemistry. The Company's products are distributed worldwide under various trademarked brand names that include AFP, DIGI-VET, DENT-X, and EVA. For additional corporate information please visit our web sites at www.afpimaging.com and www.dent-x.com.

    The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements, which involve risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. The Company's actual results may differ significantly from the results discussed in this press release or in other forward-looking statements presented by management. Among the factors that could cause actual results to differ materially include failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, the Company's inability to meet increasing demand for its new products, general downward trends in the Company's industry and other risk factors as described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectation or any change in events, conditions or circumstances on which such statement is based.

    CONTACT: AFP Imaging Corporation
             David Vozick, 914-592-6100
                 or
             Gabelli & Company, Inc.
             Daniel Miller, 914-921-5193